EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-215223) of our report dated June 28, 2018, relating to the consolidated financial statements and schedule of Friedman Industries, Incorporated appearing in this Annual Report (Form 10-K) for the year ended March 31, 2018.

/S/ Moss Adams LLP

Houston, Texas

June 28, 2018